Exhibit A

                      Glacier Water Exchange Offer Expires

    VISTA, Calif.--(BUSINESS WIRE)--April 11, 2003--Glacier Water Services Inc. (AMEX:HOO) announced today that its Exchange Offer for shares of its Common Stock expired at 5:00 p.m., New York Time, today, April 11, 2003.
    Under the offer, which commenced on March 5, 2003, Glacier offered to deliver 8/10 of a 9-1/16 percent Cumulative Trust Preferred Security of Glacier Water Trust I for each share of Glacier Common Stock, up to 1,151,750 shares of the Common Stock. Approximately 976,380 shares of Glacier Common Stock have been tendered.
    The Trust Preferred Securities to be delivered for the Common Stock were issued in 1998 by Glacier Water Trust I and guaranteed by Glacier. Glacier repurchased 921,400 of the Trust Preferred Securities between August 1999 and January 2001 and is offering those Securities in exchange for its Common Stock in the offer.
    With approximately 14,000 machines located in 37 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

    CONTACT: Glacier Water Services Inc.
             W. David Walters, Chief Financial Officer, 760/560-1111